Exhibit (a)(1)(c)

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Exchange Offer. To understand the Exchange Offer fully and for a more complete discussion of the terms and conditions to the Exchange Offer, please read carefully the “General Terms of the Exchange Offer” section of the Prospectus, the Offer Letter, and the Letter of Transmittal.

What is the Exchange Offer?

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We are offering to exchange, upon the terms and subject to the conditions set forth in this offer to exchange and in the related Letter of Transmittal, each issued and outstanding warrant that provided the holder to purchase a share of common stock at $0.625 per share (each, an “Original Warrant”) and payment by the holder of $0.15 in cash (the “Exchange Payment”), at the election of the holder, for one share of our common stock (an “Exchange Share”).

When will the Exchange Offer expire, and may the Exchange Offer be extended?

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The Exchange Offer will expire on the Expiration Date, which is at 5:00 p.m., New York City time, on the date that is 25 business days after the effective date of the Registration Statement unless extended by us at our sole discretion.

●	Any extension, termination, or amendment of the Exchange Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

What is the purpose of the Exchange Offer?

●	We are making the Exchange Offer primarily to raise capital from holders of Original Warrants. We believe that by allowing holders of Original Warrants to exchange the Original Warrants for Exchange Shares, the Company can raise additional capital for general corporate purposes in an efficient and cost-effective manner.

How do I participate in the Exchange Offer?

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For a holder of Original Warrants to tender their Original Warrants pursuant to the Exchange Offer, (1) the Original Warrants and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent in accordance with the instructions specified in the Letter of Transmittal and at the address or facsimile number set forth in the Prospectus, and (2) the Exchange Payment must be received by the Company in accordance with the instructions specified in the Letter of Transmittal and at the address or pursuant to the wire instructions set forth in the Prospectus prior to the Expiration Date.

●	If you are a beneficial owner of Original Warrants, but the holder of such Original Warrants is a custodial entity such as a bank, broker, dealer, trust company, or other nominee, you must provide appropriate instructions to such holder of the Original Warrants. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder of Original Warrants for this purpose. We urge you to contact such person that holds Original Warrants for you if you wish to tender your Original Warrants pursuant to the Exchange Offer.

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Who is the Exchange Agent?

●	We have appointed VStock Transfer, LLC as the Exchange Agent for the Exchange Offer. The Original Warrants, Letter of Transmittal, and all other documents required to participate in the Exchange Offer should be directed to the Exchange Agent as follows: VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, 855-9VSTOCK, info@vstocktransfer.com.

Is a Medallion Signature Guarantee Required?

●	Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, if and only if the Original Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, or the Exchange Shares are to be issued in the name of a person other than the holder of the Original Warrant, or the Exchange Shares are being issued through Deposit/Withdrawal At Custodian or “DWAC”, or as otherwise required by the Exchange Agent.

When will I receive Exchange Shares?

●	We will issue the Exchange Shares on a continuous basis pursuant to Rule 415 of the Securities Act of 1933 as amended (“Securities Act”) during the Exchange Period. As such, we will issue Exchange Shares on a rolling basis, promptly after the Original Warrants and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent, and the Exchange Payment is received by the Company.

Is there any cost to me to participate in the Exchange Offer?

●	There is no cost to tender your Original Warrants other than the Exchange Payment. If your Original Warrants are held or the Exchange Shares will be held through a broker or other nominee on your behalf, your broker or other nominee may charge you a commission in connection with the Exchange Offer.

Is there a limit on the amount of Original Warrants I may tender?

●	There is no limit on the amount of Original Warrants that you can tender. You may tender part or all of your Original Warrant.

May I transfer my Original Warrant?

●	The Original Warrants provide that they may be transferred under their terms in compliance with state and federal securities laws.

●	The holder may sell the Original Warrant only pursuant to either: (i) the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, in compliance with the plan of distribution set forth in the applicable registration statement; or (ii) an exemption therefrom, including Rule 144 under the Securities Act.

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●	In general, under Rule 144, a holder may transfer securities, subject to certain holding requirements and subject to the availability of current public information about the Company. The holders of the Original Warrants currently satisfy the holding period requirements, and the Company currently satisfies the public information requirements. As such, the Company has arranged for an opinion of counsel to be delivered to the stock record agent to holders seeking to transfer the Original Warrants, subject to compliance with all applicable federal and state securities laws and other applicable law.

●	Upon receipt by the Company of satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation of any Original Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity satisfactory to it, or (ii) in the case of mutilation, upon receipt of such Original Warrant and upon surrender and cancellation of such Original Warrant, the Company may execute and deliver in lieu thereof a new warrant representing the right to purchase an equal number of shares of common stock.

What are the consequences of failure to participate in the Exchange Offer?

●	If you currently hold Original Warrants and do not tender them in connection with the Exchange Offer, then, following the expiration of the Exchange Offer, your Original Warrants will continue to be outstanding according to their terms unmodified. The Original Warrants will continue to be exercisable per their terms.

How do I obtain additional information about the Exchange Offer?

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We have appointed CIM Securities as the Solicitation Agent for the Exchange Offer. You should direct questions, requests for assistance, and requests for additional copies of the Prospectus and the Letter of Transmittal that may accompany the Prospectus to the Solicitation Agent as follows: CIM Securities, LLC, Attn: Andrew Daniels, Managing Director, 509 Madison Avenue, 9th Floor, New York, NY 10022, 646-603-6717, Andrew.Daniels@brooklinecm.com

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